Exhibit 99

News Release

FOR RELEASE –– NOVEMBER 30, 2010

Glenn F. Tilton named to Corning board of directors

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) today appointed Glenn F. Tilton, chairman of the board of directors of United Continental Holdings, Inc., (NYSE:UAL), and immediate past chairman, president, and chief executive officer of UAL Corporation, to Corning’s board of directors, effective immediately. UAL Corporation is the parent company of United Airlines, where Tilton served as chairman and chief executive officer.

Tilton, who qualifies as an independent director, will also serve on the Corning board’s audit and corporate relations committees.

Tilton will hold office until Corning’s annual meeting of shareholders on April 28, 2011, at which time he will stand for re-election to a one-year term. His appointment brings the number of Corning directors to 15. The size of the board has ranged from 13 to 18 directors since 1990.

Tilton, 62, brings four decades of experience with global markets and multinational industries to Corning’s board. At UAL he led the company through a $23 billion restructuring, returned the airline to profitability, and successfully completed a merger between United and Continental Airlines.

Before joining UAL, Tilton spent more than 30 years with Texaco, Inc., progressing through leadership roles in marketing, corporate planning, and operations. He was named chairman and CEO of Texaco in 2001. After its merger with Chevron, he became vice chairman of ChevronTexaco.

He is also chairman of the Air Transport Association, the industry trade organization representing the leading U.S. airlines. Tilton serves on the boards of both United Continental Holdings and Abbott Laboratories.

Earlier this year, he was named by President Obama to the Presidential Export Council and by U.S. Transportation Secretary Ray LaHood to the Future of Aviation Advisory Committee.

About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins (607) 974-4197 collinsdf@corning.com	Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com

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